                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, effective as of the 1st day of October , 1997 (the "Effective Date") by and between SOLO SERVE CORPORATION, a Delaware corporation (the "Company"), and CHARLES M. SIEGEL ("Employee") (the Company and the Employee are sometimes collectively referred to as the "Parties").

         WHEREAS, the Employee has been in the employment of the Company under the terms of an Employment Agreement dated August 8, 1996, executed by and between them (the "Original Agreement");

         WHEREAS, the Company desires to continue to employ the Employee;

         WHEREAS, the Employee desires to continue to be employed by the Company; and

         WHEREAS, the Employee and the Company desire to continue their relationship under different terms and conditions from the Original Agreement, and are therefore, entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

         1. Definitions. As used herein, the following terms shall have the meanings set forth below.

         "Agreement" shall mean this Employment Agreement executed between the Employee and the Company.

         "Cause" shall have the meaning set forth in Section 8(b).

         "Disability" means the Employee is unable to perform his duties as required by the terms of this Agreement for a period of more than 60 consecutive days or more than 120 non-consecutive days during any 12-month period.

         "Employment Commencement Date" shall be the effective date of the Original Agreement.

         "Employment Termination Date" means the date of termination of Employee's employment pursuant to this Agreement.

         "Original Base Salary" shall mean Three Hundred Thousand Dollars ($300,000.00).

         2. Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such employment shall be until October 1, 2002 or until such earlier Employment Termination Date as is prescribed by this Agreement (the "Employment Term").

         3. Compensation. For all services rendered by the Employee during the Employment Term, the Company shall pay the Employee as follows:

                 (a) The Employee shall be paid an annual base salary of $312,000 (subject to agreement as set forth herein the "Base Salary") in biweekly payments of 1/26th of that base salary. Thereafter, on each succeeding anniversary date of the Effective Date of this Agreement during the Employment Term, the Employee shall be granted an annual 4% increase in Base Salary. All salary, bonuses, severance and deferred compensation, as well as any other payments to Employee so classified under applicable IRS Regulations, paid to the Employee or his designee, shall be subject to withholding for applicable taxes, including F.I.C.A., federal income taxes, and any taxes required by state or local law;





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
                 (b) The Employee may be paid a discretionary annual bonus each year during the Employment Term; provided, however, Employee shall be paid a bonus of not less than $30,000.00 for the Company's fiscal years ending on or about January 31, 1998, and January 31, 1999. Any bonuses paid to the Employee shall be payable on April 1st of the year following the year for which the bonus was due, and the Employee must be employed by the Company to be eligible to receive any such discretionary bonus; provided, however, if Employee's employment is terminated prior to January 31, 1999 for reasons other than as set forth in Section 8(b) or 8(e) hereof, Employee shall be paid in addition to such other amounts as may be set forth in this Agreement the proportionate part of any prescribed bonus as set forth in this paragraph through the Employment Termination Date

         4. Insurance and Other Benefits. During the Employment Term the Employee shall be eligible for all medical, life insurance and retirement benefits as set forth in the Company's existing policies for senior executives and/or employees in general, whichever are greater. Except as may be provided for in this Agreement, the Employee shall be eligible for vacations, sick leave and other personal time in accordance with the Company's existing policies and procedures for senior executives. Upon the Employment Commencement Date, the Employee shall be eligible for a minimum of 5 weeks vacation per annum. This vacation time shall not accrue from year to year and any unused vacation time shall not be paid to the Employee upon the Employment Termination Date. The Company shall take such actions as shall be necessary or appropriate to cause Employee to be covered by the Company's current director's and officer's liability insurance policy and any successor policy that the Company may secure.





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
         5.      Duties.

                 (a) During the Employment Term, the Employee shall be employed as the President and Chief Executive Officer of the Company, and as such his duties shall be the overall direction, supervision and management of the Company and its business. As President and Chief Executive Officer, Employee shall report directly to the Board of Directors of the Company and, if there shall be one, the Chairman of the Board of Directors.

                 (b) The Employee shall have such other duties and responsibilities as the Board of Directors of the Company may from time to time determine.

                 (c) During the Employment Term, the Employee shall devote his full time and attention to the business affairs of the Company, except for such vacations as shall be provided pursuant to this Agreement.

However, subject to Section 12 hereof, nothing in this Agreement shall preclude the Employee from (a) being a passive investor in other business enterprises and/or (b) in a manner consistent with any policies or procedures the Company may have and/or implement, devoting a reasonable amount of his time and efforts to civic, community, charitable, personal, professional and trade association affairs and matters. Notwithstanding the foregoing, the Employee shall not become a member of any board of directors without the prior written approval of the Company's Board of Directors. The Employee has the approval of the Company's Board of Directors to join the International Mass Retailers Association and become a member of the Board of Directors of that organization, so long a serving in that function does not interfere with the Employee's duties as provided for in this Section 5.





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
         6. Working Facilities. The Company shall furnish the Employee in San Antonio, Texas with an office, equipment and such other facilities and services as are suitable for the performance of the Employee's duties and in keeping with Employee's position as President and Chief Executive Officer of the Company.

         7. Reimbursement of Expenses. The Company shall pay or reimburse the Employee for reasonable expenses paid or incurred by the Employee on behalf of the Company in accordance with the existing policies and procedures of the Company, as such may be amended from time to time by the Company.

         8. Termination. The Employee's employment by the Company shall terminate effective upon the first to occur of the following:

                 (a) October 1, 2002 or a date mutually agreed to in writing by the Company and the Employee, which date in either case shall be the Employment Termination Date.

                 (b) The date on which Employee receives notice of his termination for cause, which date shall be the Employment Termination Date. The Board of Directors of the Company may terminate Employee's employment with the Company at any time "for Cause" upon notice to the Employee. As used in this Agreement, "Cause" shall mean the occurrence of any one or more of the following events:

                          (i)     the Employee has engaged in willful
                 misconduct in the performance of his duties, functions and responsibilities, as prescribed from time to time by the Board of Directors of the Company;

                          (ii) the Employee has breached a policy or procedure of the Company which is generally applicable to officers of the Company, which breach is material and continues for a period of thirty (30) days after being given written notice of such breach by the Company;





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
                          (iii) the Employee has failed in any material respect to perform his duties as reasonably prescribed and amended from time to time by the Board of Directors of the Company which failure continues for a period of thirty (30) days after being given notice of such breach by the Company;

                          (iv)    the Employee has been charged by a
                 governmental agency or department with any violation of law, regulation or ordinance of a governmental entity (other than traffic violations and similar minor offenses) which violation, if proven, would result in a felony conviction of Employee; or the Employee has violated any judicial decree applicable to the Company or the Employee; or

                          (v) the Employee has materially breached any of the terms of this Agreement or any other written agreement between Employee and the Company, which breach continues for a period of thirty (30) days after being given written notice of such breach by the Company.

                 (c) The death or Disability of the Employee, in which case the Employment Termination Date shall be the date of death or the date on which the Disability is determined as the case may be.

                 (d) A date specified by the Company to the Employee for any reason other than a reason specified in the above-referenced subparagraphs, so long as the Company provides the Employee with sixty (60) days notice of termination, or pays the Employee sixty (60) days Base Salary in lieu of notice of termination. The Employment Termination Date shall be the date sixty days following delivery of notice of termination.

                 (e) A date specified by the Employee to the Company for any reason so long as the Employee provides the Company with sixty
         (60) days notice of the termination.  The date so specified upon sixty
         (60) days notice shall be the Employment Termination Date.





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
         From and after the Employment Termination Date, the Employee shall have no obligation or duty to be employed by the Company in any capacity and the Company shall have no obligation to employ the Employee in any capacity.

         9. Post-Employment Payments. The Company shall pay to the Employee the respective amounts provided below upon expiration of the Employment Term.

                 (a) If the Employee's employment is terminated pursuant to Section 8(b) or (e)hereof, then the Company shall pay the Employee his Base Salary compensation through the Employment Termination Date and the Company shall have no further obligations to the Employee, except with respect to his vested and exercisable options and ERISA benefits.

                 (b) If the Employee's employment is terminated pursuant to Section 8(a) or (c) hereof, then the Company shall pay to Employee his Base Salary compensation through the Employment Termination Date and any deferred compensation that shall have vested pursuant to
         Section 9(d) hereof, the latter being payable as set forth in Section 9(d). Other than payment of such amounts, the Company shall have no further obligations to Employee, except with respect to his vested and exercisable options and ERISA benefits.

                 (c) If the Employee is terminated under Section 8(d), then the Company shall pay to Employee his Base Salary compensation through the Employment Termination Date, any deferred compensation amounts that have vested pursuant to Section 9(d) hereof (payable as set forth therein), and two (2) years of his Base Salary or the aggregate Base Salary that would have been payable between the Employment Termination Date and October 1, 2002, whichever is less, the amount of Base Salary calculated as provided above being hereinafter referred to as Severance Pay. The Severance Pay shall be





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
         payable in bi-weekly payments over two (2) years or the period between the Employment Termination Date and October 1, 2002, whichever is applicable.

                 (d) On October 1, 2002 or such earlier Employment Termination Date as may occur for any reason other than pursuant to Sections 8(b) or 8(e) hereof, the Company shall pay the Employee deferred compensation in the amount and manner as set forth herein:
         The Employee shall be entitled to up to two times the Original Base Salary in deferred compensation (the "Aggregate Deferred Compensation Amount"), subject to the vesting schedule set forth below: At the end of the first year after the Effective Date of the Agreement, Employee shall vest to the extent of 15% of the Aggregate Deferred Compensation Amount; at the end of the second year from the Effective Date of the Agreement, the Employee shall vest to the extent of 30% of the Aggregate Deferred Compensation Amount; at the end of the third year from the Effective Date, the Employee shall vest to the extent of 45% of the Aggregate Deferred Compensation Amount; at the end of the fourth year from the Effective Date, the Employee shall vest to the extent of 60% of the Aggregate Deferred Compensation Amount; and at the end of the fifth year from the Effective Date, the Employee shall vest to the extent of 100% of the Aggregate Deferred Compensation Amount. One half of any deferred compensation amount that becomes due shall be paid in a lump sum on or within ten (10) days after the Employment Termination Date. The remaining deferred compensation shall be payable in monthly payments of $12,500 per month payable on the first day of the month beginning with the first month following the Employment Termination Date until the entire amount due and owing Employee pursuant to this Section 9(d) is paid in full, after which time the Company shall have no further obligation





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
         to Employee pursuant to the terms of this Agreement, except with respect to his vested and exercisable options and ERISA benefits.

         10. Warranty. Employee represents and warrants that Employee is capable of fulfilling the terms of this Agreement and that Employee is not bound in any manner, whether by written or oral agreement, contract or other obligation, which would prevent Employee from providing the services to the Company contemplated under this Agreement. Specifically, Employee represents and warrants that he is not bound by any non-competition agreement or other covenant which would prevent or interfere with his abilities to perform the functions required under this Agreement. Employee agrees that if litigation is commenced by a prior employer of Employee which would challenge the legal right of Employee to enter into this Agreement or to perform the functions required under this Agreement, such action shall constitute cause under Section 8 for termination of this Agreement.

         11. Confidentiality. The Employee acknowledges that by reason of the nature of the Employee's duties, the Employee will or may have access to and become informed of confidential and secret information which is a competitive asset of the Company, including without limitation (i) customer information such as names, addresses, sales histories, purchasing habits, credit status, and pricing levels, (ii) certain prospective customer information and lists, (iii) merchandise and product information, (iv) merchandise and product suppliers, and prospective suppliers' names, addresses and contacts, (v) future corporate planning data, (vi) marketing strategies,
(vii) the Company's financial results and business condition, and (viii) any of the foregoing which belong to any other person or company but to which the Employee has had access by reason of his employment with the Company (collectively, "Confidential Information"). The Employee agrees to keep in strict confidence, and not, either directly or indirectly, including through other entities, corporations, partnerships or





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
limited liability companies, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of the Employee's duties hereunder), any Confidential Information. The Employee acknowledges that all sales manuals, instructions books, catalogs, price lists, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, and other sales or technical information and aids relating to the Company's business and any and all other documents containing Confidential Information furnished the Employee by any employee of the Company or otherwise acquired or developed by the Employee shall at all times be the property of the Company. Upon termination of the Employee's employment with the Company, the Employee shall return to the Company any materials containing Confidential Information which are in the Employee's possession, custody or control. The Employee's obligations under this Section shall survive such termination of the Employee's employment with the Company, but shall not be applicable to (i) any such Confidential Information which becomes, through no fault of the Employee, generally known to the trade, (ii) information which the Employee can demonstrate was known to him prior to commencing his employment with the Company, (iii) information in the public domain, (iv) information required to be disclosed under or by subpoena or lawful court order or by direction of the Board of Directors, and (v) information which the Employee needs to disclose to his personal financial or legal advisors. The Employee's obligations under this Section are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which the Employee may have to the Company under general common law or pursuant to other legal or equitable principles.





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
         12.     Non-Competition.

                 (a) For the purposes of this Section 12, Entity shall include, without limitation, a person, firm, partnership, limited liability company, corporation or any other form of business enterprise.

                 (b) The Employee acknowledges that during the term of this Agreement, the Employee's access to the Confidential Information will enable the Employee to benefit from the Company's goodwill and know-how. To protect these vital interests of the Company, the Employee agrees that during the term of this Agreement and for a period of twenty-four (24) months following the Employment Termination Date, the Employee will not, without the prior written consent of the Company, directly or indirectly, whether as a director, officer, employee, agent, consultant, shareholder, partner, inventor or otherwise:

                          (i) become employed by or associated with 50-OFF Stores, Inc. or any of its successors, assigns, affiliates, or subsidiaries (including, without limitation, Lot$ Off Stores); accept employment with or render services to 50- OFF Stores, Inc. or any of its respective successors, assigns, affiliates, or subsidiaries (including, without limitation, Lot$ Off Stores); or invest in 50-Off Stores, Inc. or any of its successors, assigns, affiliates, or subsidiaries (including, without limitation, Lot$ Off Stores), except as a passive investment constituting less than 5% of the outstanding equity interests of a publicly-traded corporation; or

                          (ii) actively solicit the employment or hiring by any Entity of any employee of the Company.

                 (c) This covenant not to compete shall apply whether the Employee acts as an individual or for his own account, or as a partner, employee, agent, salesman, distributor, consultant or representative of any other Entity.





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
                 (d) Nothing in this Agreement shall be construed to allow the Company to cease making payments to the Employee under this Agreement unless the Employee breaches or threatens to breach any of the provisions of this Section 12.

         13. Remedies for Breach of Confidentiality and Competitive Activities. If Employee breaches, or threatens to breach, any of the provisions of Section 12 hereof, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

                 (i) The right to have the provisions of Section 12 of this Agreement specifically enforced by any court having equity jurisdiction, including the right to certain emergency injunctive relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

                 (ii) The right to immediately cease making any payments required under Section 9 and the right to recover any sums previously paid under such provision.

                 (iii) The right and remedy to require Employee to account for and pay over to the Company an amount equal to the monetary damages sustained by the Company as a result of the breach; provided, however, except with regard to any purchase or sale of the Company's common stock and/or any of the assets or liabilities of the Company, Employee shall not be required to pay over to the Company pursuant to this provision an amount in excess of all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the "Benefits") derived or received by Employee pursuant to this Agreement, and Employee hereby agrees to the extent of the damages incurred by the Company to pay over said Benefits to the Company; and

                 (iv) If this Agreement is still in effect, the right to terminate this Agreement for Cause pursuant to Section 8 hereof.

         14. Additional Remedies - Arbitration of Disputes. Should any dispute arise between the Parties relating to this Agreement, including without limitation, any dispute relating to Employee's employment or termination of employment from the Company, the Parties specifically stipulate and agree to submit any such dispute to final and





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
binding arbitration conducted under the auspices of the National Rules for the Resolution of Employment Law Disputes, then in effect, of the American Arbitration Association, with the costs of such arbitration to be split equally between the Parties; provided, however, that upon conclusion of the arbitration, the prevailing party in the arbitration shall be entitled to reimbursement of its costs of arbitration from the non-prevailing party. Employee, with an adequate opportunity to consult with legal counsel, knowingly and voluntarily waives any right to trial by jury of any dispute pertaining to or relating in any way to Employee's employment with or termination from the Company, including any matters relating to this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding. The Award of the Arbitrator(s) may be entered in any federal or state court having jurisdiction. Notwithstanding the foregoing provisions, if the Employee breaches any of the non-disclosure or non-competition provisions of this Agreement, the Company shall have the right to seek immediate injunctive relief in the form of a temporary, preliminary or permanent mandatory or restraining injunction, enjoining the Employee from such further breach of those provisions of this Agreement.

         No delay or omission by the Company or the Employee in exercising any right or remedy under any of the terms of this Agreement shall operate as a waiver of any rights or remedies which the Company or Employee may have under this Agreement, either at law or in equity, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of the exercise of any other right or remedy.

         15. Consent to Jurisdiction. For the purposes of obtaining a temporary, preliminary, or permanent injunction or restraining injunction, order or decree to enforce the non-disclosure or non-compete provisions of this Agreement, such action shall be filed and prosecuted solely and exclusively in a state or federal court sitting in San Antonio, Bexar County, Texas, and Employee irrevocably accepts the jurisdiction of the





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
courts of the State of Texas, and the federal courts located in such State. Employee expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Employee hereby irrevocably waives any objection which Employee may have based upon personal jurisdiction, improper venue or forum non-conveniens and hereby irrevocably consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Employee and the Company, each with an adequate opportunity to consult with counsel, hereby irrevocably waives any right to a trial by jury in any injunction or arbitration proceeding. Any injunctive relief obtained by the Company under this Agreement shall be in addition to any other relief to which the Company may be entitled to assert in the arbitration proceeding, at law or in equity. This Agreement was entered into and is performable in San Antonio, Bexar County, Texas. Employee covenants to Company and Company covenants to Employee that no litigation arising out of or relating to this Agreement will ever be commenced in any court other than a court sitting in San Antonio, Bexar County, Texas. The Parties further agree and covenant that the sole and exclusive venue for any court or arbitration proceeding shall be in San Antonio, Bexar County, Texas.

         16. Governing Law. This Agreement has been negotiated, executed and delivered in the State of Texas, and shall in all respects be interpreted, construed, and governed by and in accordance with the internal substantive laws of the State of Texas.

         17. Headings. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

         18. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be





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
deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent possible under law. Notwithstanding the foregoing, to the extent the non-compete provisions of this Agreement are held to be invalid or in any manner unenforceable, the Company shall be relieved of its obligations to make any payments to the Employee as provided in Section 9.

         19. Prohibition Against Assignment. Employee agrees, for himself and on behalf of his executors and administrators, heirs, legatees, distributes, and any other person or persons claiming any benefit under him by virtue of this Agreement, that this Agreement and rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or any executor, administrator, heir, legatee, distributee or other persons claiming under the Employee by virtue of this Agreement. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement, or of any rights, interests, and benefits contained herein, contrary to the foregoing provisions shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

         20.     Entire Agreement

                 (a) This Agreement constitutes the entire agreement between the Parties and contains all of the agreements between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and all such prior agreements are hereby terminated.





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
                 (b) No change or modification of this Agreement shall be valid unless the same be in writing and signed by the Employee and an authorized representative of the Company.

         21. Communications. All notices, requests, demands, and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon hand-delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, as follows:

         If to the Company:       Chairman of the Board
                                  c/o Solo Serve Corporation
                                  1610 Cornerway Blvd.
                                  San Antonio, TX   78219

         With a copy to:          Cox & Smith Incorporated
                                  112 E. Pecan, Suite 1800
                                  San Antonio, TX   78205
                                  Attention:  Ms. Donna K. McElroy

         If to Employee:          Charles M. Siegel
                                  1403 Fortune Hill
                                  San Antonio, TX  78258

         with a copy to:          Oppenheimer, Blend, Harrison & Tate, Inc.
                                  711 Navarro, Suite 600
                                  San Antonio, Texas  78205
                                  Attn:  J. David Oppenheimer

or at such other address as shall have been furnished to the other in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

         22. Policies and Procedures. As used in this Agreement, the phrases "policies and procedures" or "existing policies and procedures" shall mean the policies and procedures of the Company as such may be amended from time to time in the





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
discretion of the Company, which amendments the Employee shall be given notice of by the Company.

         23. Termination of Original Agreement. This Agreement shall supersede and replace the Original Agreement in all respects as of the Effective Date and neither Party shall have any continuing duties, payment obligations or other obligations under the Original Agreement, except that the Employee shall continue to be bound by the terms and conditions of Section 3(e)of the Original Agreement, which shall not be affected by this Agreement.

         IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective on the 1st day of October, 1997.



                                       THE EMPLOYEE

                                       /s/ Charles M. Siegel
                                       ------------------------------
                                       CHARLES M. SIEGEL

                                       THE COMPANY

                                       SOLO SERVE CORPORATION


                                       By: /s/ Ross E. Bacon
                                           ------------------------------
                                           ROSS E. BACON





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